Exhibit 99.1

On Assignment, Inc., 26651 West Agoura Road, Calabasas, California 91302
Telephone 818 878 7900, Facsimile 818 878 7930
www.onassignment.com

For Immediate Release

February 24, 2004

1:00 p.m. PST

Contacts:
Ronald W. Rudolph	The Ruth Group
EVP, Finance and Chief Financial Officer	Jeffrey Goldberger
On Assignment, Inc.	(646) 536-7033 or
(818) 878-7900	Jill Meleski
(646) 536-7032

On Assignment, Inc. Reports 2003 Fourth Quarter Results

Calabasas, CA, February 24, 2004 – On Assignment, Inc. (Nasdaq: ASGN) today reported its operating results for the fourth quarter and year ended December 31, 2003.

Highlights of the fourth quarter and the year 2003:

•                  The Company stabilized its Lab Support and Nurse Travel businesses with temporary employee headcount holding steady up to the holiday break and averaging approximately 98 percent of the prior quarter average.

•                  The Company generated positive operating cash flow for the quarter and year and increased its cash and cash equivalents balance to more than $35 million at the end of 2003.

•                  The Company generated positive EBITDA for the year.

•                  The Company hired Peter Dameris, an experienced staffing industry executive, as Executive Vice President and Chief Operating Officer in November 2003.

Fourth quarter 2003 revenues were $47,082,000 compared with revenues of $66,019,000 for the fourth quarter 2002.  Lab Support segment revenues for the fourth quarter were $21,497,000 compared to $26,226,000 in the fourth quarter last year.  Healthcare Staffing segment revenues for the fourth quarter were $25,585,000 compared to $39,793,000 in the fourth quarter last year.  The operating loss for the fourth quarter 2003 was $3,144,000 compared with operating income of $2,928,000 for the fourth quarter 2002.  Net loss for the quarter was $2,020,000 compared with net income of $1,854,000 in the year ago quarter.  Net loss per share for the fourth quarter was $0.08 compared with net income per share of $0.07 for the fourth quarter of 2002.  Contributing approximately $0.02 per share to the $0.08 net loss per share was a charge of $525,000 arising from year-end adjustments to accounts receivable and a charge of $167,000 related to further consolidation of branch offices.

Dr. Joe Peterson, President and Chief Executive Officer of On Assignment, Inc. said, “During the fourth quarter our two largest divisions, Lab Support and Nurse Travel, stabilized, with average temporary professional headcount essentially flat from the preceding quarter.  Our Nurse Staffing and Lab Support operations performed better than in previous quarters and that performance is continuing into the first quarter of 2004.  While we are experiencing increased momentum in Lab Support and Nurse Travel, our local healthcare business continues to face significant challenges in capturing demand for its services.  Through tight cost controls and efficient accounts receivable management, we were able to achieve break-even operating cash flow despite seasonally-impacted lower revenues and gross margins.  We finished the year with $35 million in cash and cash equivalents.”

Continued Dr. Peterson, “During a challenging labor market combined with intense competition we were able to maintain strong relationships with our existing clients, contained our SG&A costs, improved our balance sheet and completed many overdue investments in infrastructure.  We have protected the business and set the stage to take advantage of growth in our end markets in the years ahead. We begin 2004 with a more stable business, and we are adding resources to better position On Assignment to grow again.”

Peter T. Dameris, Executive Vice President and Chief Operating Officer commented, “The actions On Assignment took in 2003 positioned the Company to be able to aggressively focus on profitable revenue growth. Our focus in 2004 will be on supporting and revitalizing each of our divisions through investments in field sales personnel, staffing consultants, increased sales training and enhanced operational management. During the first two months of the new year, we have added 10 experienced and proven sales and operations managers to our existing management team that have strong scientific/healthcare staffing experience. Over the remainder of 2004, we plan net expansion of our field sales and service delivery teams by an additional 56 personnel.  Our management team is committed to generating meaningful year-over-year revenue growth while maintaining positive EBITDA and cash generation. Growth of revenues will enhance our SG&A absorption and permit improved profitability going forward”.

For the year ended December 31, 2003 revenues were $209,554,000 compared with $250,313,000 in 2002.  Lab Support segment revenues for the year ended December 31,  2003 were $92,912,000 compared to $112,118,000 in 2002.  Healthcare Staffing segment revenues for the year ended December 31, 2003 including the results of HPO were $116,642,000 compared to $138,195,000 in 2002.  Revenues for 2003 include $91,954,000 from HPO compared with $94,563,000 for the 2002 period (acquired on April 19, 2002).  Net loss for 2003 was $81,800,000, compared with net income of $12,248,000 in 2002.  Net loss per share for 2003 was $3.22 compared with net income per share of $0.48 for 2002.  Included in the 2003 operating loss is a non-cash charge of $79,897,000 or $3.14 per share for goodwill impairment.

“We are encouraged by the early signs of stabilization in our Lab Support and Nurse Travel businesses and evidence of increased demand in the healthcare and scientific end markets,” stated Ron Rudolph, On Assignment’s Executive Vice President and Chief Financial Officer.    “The improving economic backdrop in combination with a revenue-focused revitalization plan positions the Company for the opportunity for improved revenue and gross profit performance in 2004 and beyond.  Assuming labor markets that are consistent with current conditions and no unexpected loss of current significant customers, for the 2004 fiscal year the Company expects revenue to be in the range of $210 to $220 million with gross profit in the range of $55 to $60 million and positive EBITDA for the full year.  However, due to the timing of resource investments associated with our revitalization plan and the current performance of our local healthcare division, we do not expect to generate positive net income for the full 2004 year.  At this time we are not providing near-term quarterly guidance due to the lack of current visibility regarding the timing of the addition of experienced field personnel, increases in productivity of these new employees and our current field staff, changes in product mix, new business conversion rates, and temp-to-perm conversion fee contribution. “

On Assignment will hold its quarterly conference call to discuss its 2003 fourth quarter financial results today, Tuesday, February 24, 2004, at 2:00 p.m. PST.  Interested parties are invited to listen to the conference call by dialing (800) 309-8283 or (706) 634-1958 ten minutes before the call.  A replay of the conference call will be available beginning at 5:00 p.m. PST on February 24, 2004 and will run through Friday, February 27, 2004.  The access number for the replay is (800) 642-1687 or (706) 645-9291 and the access code is 5414624.

This call is being webcast by CCBN and can be accessed at On Assignment’s web site at www.onassignment.com.

Reasons for Presentation of Non-GAAP Financial Measures
The Non-GAAP financial measures presented as Operating Income (Loss) Before Impairment of Goodwill in the accompanying supplementary financial information represent the financial measures used by the Company’s management to evaluate the operating performance of the Company for the twelve month period ended December 31, 2003.  Operating Income (Loss) Before Impairment of Goodwill may not be comparable to similarly titled measures reported by other companies.  Operating Income (Loss) Before Impairment of Goodwill excludes certain charges related to impairment of goodwill recorded in the quarter ended June 30, 2003.  This Non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP.  However, the Company’s management believes these Non-GAAP measures provide useful information to investors, potential investors, securities analysts and others so each group can evaluate the Company’s current and future prospects in the same manner as management if they so choose. The Company’s management believes its Non-GAAP measure of operating performance better reflects the Company’s operations than it does with operating results as presented under GAAP, which includes or may include, from time to time, such non-cash charges related to acquisitions and impairment losses on long-lived assets. A reconciliation of GAAP results has been provided in the financial statement tables that accompany this press release.

Safe Harbor

Except for strictly historical information contained herein, statements contained in this news release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty.  Forward-looking statements include statements regarding the Company’s projected revenues, margins and other financial results for 2004, its ability to generate profitable revenue growth, the temporary nature of its workforce stability and the anticipated momentum in the healthcare and science markets, the implementation of the Company’s revitalization strategy, expansion of its services and addition of resources, its positioning for future success and other statements regarding On Assignment’s expectations, beliefs, hopes, intentions or strategies regarding the future.  All forward-looking statements included in this news release are based upon information available to On Assignment as of the date hereof.  Actual results could differ materially from On Assignment’s current expectations contained in such forward-looking statements.  Factors that could cause or contribute to such differences include general economic and business conditions, demand for the Company’s services, the timing of expenses associated with the Company’s revitalization strategy and the timing of any benefits resulting there from, quarterly fluctuations in On Assignment’s results of operations, On Assignment’s ability to attract, train and retain qualified Staffing Consultants, On Assignment’s ability to remain competitive in obtaining and retaining temporary staffing clients, the availability of qualified temporary nurses and other qualified temporary professionals, management of growth, and other risks detailed from time to time in On Assignment’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the SEC on March 31, 2003.  On Assignment specifically disclaims any intention or duty to update any forward-looking statements contained in this news release.

About On Assignment

On Assignment is a leading international science and healthcare temporary staffing company providing services in laboratory support, nursing, allied healthcare and medical-financial staffing.  The corporate headquarters and Lab Support Division are located in Calabasas, California.  The Healthcare Staffing Division, that offers nursing, allied, clinical lab and administrative/clerical temporary professional employees, operates out of centralized operations in Cincinnati, Ohio.

On Assignment was founded in 1985 as On Assignment/Lab Support and went public in 1992.  The company’s branch network encompasses 60 branch offices across the United States, the United Kingdom, the Netherlands and Belgium.  On Assignment, Inc. common stock is traded on the Nasdaq Stock Market under the symbol ASGN.

* * * MORE * * *

(Unaudited)
(In thousands of dollars, except per share amounts)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended			Year Ended December 31,
	Dec. 31, 2003	Sept. 30, 2003	Dec. 31, 2002
				2003	2002

Total Revenues	$47,082	$50,467	$66,019	$209,554	$250,313
Cost of Services	35,560	36,508	47,779	153,381	176,520
Gross Profit	11,522	13,959	18,240	56,173	73,793
Selling, General and Administrative Expenses	14,666	13,647	15,312	59,435	54,675
Impairment of Goodwill	—	—	—	79,897	—
Operating Income (Loss)	(3,144)	312	2,928	(83,159)	19,118
Interest Income	102	82	66	392	700
Pretax Income (Loss)	(3,042)	394	2,994	(82,767)	19,818
Income Tax Expense (Benefit)	(1,022)	159	1,140	(967)	7,570
Net Income (Loss)	$(2,020)	$235	$1,854	$(81,800)	$12,248

Diluted Earnings (Loss) Per Share	$(0.08)	$0.01	$0.07	$(3.22)	$0.48
Weighted Average Shares Outstanding	25,191	25,186	26,383	25,422	25,542

RECONCILIATION TO OPERATING INCOME (LOSS)
BEFORE IMPAIRMENT OF GOODWILL

	Quarter Ended			Year Ended December 31,
	Dec. 31, 2003	Sept. 30, 2003	Dec. 31, 2002	2003	2002

Operating Income (Loss)	$(3,144)	$312	$2,928	$(83,159)	$19,118
Add Back: Impairment of Goodwill	—	—	—	79,897	—
Operating Income (Loss) Before Impairment of Goodwill	$(3,144)	$312	$2,928	$(3,262)	$19,118

(Unaudited)
(In thousands of dollars, except per share amounts)

SUPPLEMENTAL FINANCIAL INFORMATION

	Quarter Ended			Year Ended December 31,
	Dec. 31, 2003	Sept. 30, 2003	Dec. 31, 2002	2003	2002

Revenues:
Lab Segment	$21,497	$22,766	$26,226	$92,912	$112,118

HPO	20,820	21,711	30,652	91,954	94,563
Other Healthcare	4,765	5,990	9,141	24,688	43,632
Healthcare Segment	25,585	27,701	39,793	116,642	138,195
Total	$47,082	$50,467	$66,019	$209,554	$250,313

Gross Profit:
Lab Segment	$6,578	$7,126	$8,292	$29,641	$36,040

HPO	3,633	4,937	6,920	18,665	23,531
Other Healthcare	1,311	1,896	3,028	7,867	14,222
Healthcare Segment	4,944	6,833	9,948	26,532	37,753
Total	$11,522	$13,959	$18,240	$56,173	$73,793

Selected Cash Flow Information:
Amortization of Intangibles	$866	$866	$1,154	$4,208	$3,227
Depreciation	$787	$772	$518	$2,942	$1,916
Impairment of Goodwill	$—	$—	$—	$79,897	$—
Capital Expenditures	$1,167	$1,134	$1,151	$4,894	$4,659
Open Market Repurchase of Common Stock (shares)	—	—	30,000	1,138,500	390,500

SELECTED CONSOLIDATED BALANCE SHEET DATA

	As of
	Dec. 31, 2003	Sept. 30, 2003	Dec. 31, 2002
Cash, Cash Equivalents and Marketable Securities	$35,134	$35,355	$33,990
Accounts Receivable, less allowances	25,416	26,672	30,296
Working Capital	53,258	54,184	56,996
Total Assets	131,981	133,016	218,147
Current Liabilities	14,646	14,041	14,528
Long-term Liabilities	1,450	1,579	2,572
Stockholders Equity	115,885	117,396	201,047

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